UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): February 28, 2017

ASHFORD HOSPITALITY PRIME, INC.

(Exact name of registrant as specified in its charter)

MARYLAND	001-35972	46-2488594
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

14185 Dallas Parkway, Suite 1100
Dallas, Texas	75254
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (972) 490-9600

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On February 28, 2017, the option period expired under the Agreement of Purchase and Sale by and among Hotel Yountville, LLC, Hotel Yountville Holdings, LLC, Altamura Family, LLC and George Altamura, Jr., LLC (collectively, the “Sellers”) and Ashford Hospitality Prime Limited Partnership (the “Company”), a subsidiary of Ashford Hospitality Prime, Inc., as amended on January 30, 2017 and February 28, 2017 (as amended, the “Acquisition Agreement”). Pursuant the Acquisition Agreement, the Company has agreed to acquire the 80-room Hotel Yountville in Yountville, California from the Sellers for an aggregate purchase price of $96.5 million, subject to adjustment as provided in the Acquisition Agreement, which represents a purchase price of $1,200,000 per key (the “Acquisition”). The Acquisition is expected to close in the second quarter of 2017, subject to customary closing conditions and the approval of a development agreement by the town of Yountville.

The Acquisition Agreement contains terms, conditions, covenants, representations and warranties from each of the respective parties that are customary and typical for a transaction of this nature. As required by the Acquisition Agreement, the Company  has deposited a total of $4 million into escrow pending the closing or termination of the Acquisition Agreement. Subject to limitations set forth in the Acquisition Agreement, the Sellers have agreed to indemnify the Company against any losses that the Company incurs to the extent such losses arise out of or resulting from any material breach of the Sellers’ representations or warranties made under the Acquisition Agreement and certain ancillary agreements.  The Sellers’ liability for such losses pursuant to this indemnity is generally subject to a cap of $4 million (the “Indemnification Limit”), except in the case of certain insured third party claims, revenue and expense allocations and employee liability claims as provided in the Acquisition Agreement that are not subject to the Indemnification Limit. Following the closing of the Acquisition Agreement, Remington Lodging and Hospitality LLC will manage the Hotel Yountville.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 17, 2017

ASHFORD HOSPITALITY PRIME, INC.

By:	/s/ DAVID A. BROOKS
David A. Brooks
Chief Operating Officer and General Counsel